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                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                 12 Months
                                                                                                   Ended
                                        Year Ended December 31,                                  June 30,
                                        -------------------------------------------------------------------

                                          1995        1996       1997       1998       1999        2000

                                        Thousands of Dollars Except Ratios


Net Income                                $70,631    $77,393    $38,620    $80,147    $53,980      $65,221
Add- Extraordinary items net of tax             -          -     24,853          -          -            -
                                        ----------   --------   --------   --------   --------   ----------
Net income from continuing operations      70,631     77,393     63,473     80,147     53,980       65,221

   Taxes based on income                   44,483     47,286     33,922     45,412     30,763       39,903
                                        ----------   --------   --------   --------   --------   ----------

Net income before income taxes            115,114    124,679     97,395    125,559     84,743      105,124
                                        ----------   --------   --------   --------   --------   ----------



Add- fixed charges:
   Interest on long term debt              31,168     31,409     32,271     37,260     38,223       33,438
   Other interest                             853      4,636      2,875      1,647      3,373        6,402
   Amortization of net debt premium, discount,
      expenses and losses                   1,703      1,709      1,643      1,132      1,139        1,085

                                        ----------   --------   --------   --------   --------   ----------
Total fixed charges                        33,724     37,754     36,789     40,039     42,735       40,925
                                        ----------   --------   --------   --------   --------   ----------

Earnings available for fixed charges      148,838    162,433    134,184    165,598    127,478      146,049
                                        ==========   ========   ========   ========   ========   ==========

Ratio of earnings to fixed charges           4.41       4.30       3.64       4.13       2.98         3.56
                                        ==========   ========   ========   ========   ========   ==========


Earnings required for preferred dividends:
   Preferred stock dividends                3,850      3,721      3,715      3,745      3,833        3,778
   Adjustment to pre-tax basis              2,425      2,273      1,985      2,122      2,185        2,312
                                        ----------   --------   --------   --------   --------   ----------
                                            6,275      5,994      5,700      5,867      6,018        6,090

Fixed charges plus preferred stock dividend
    requirements                           39,999     43,748     42,489     45,906     48,753       47,015
                                        ==========   ========   ========   ========   ========   ==========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements    3.72       3.71       3.15       3.60       2.61         3.10
                                        ==========   ========   ========   ========   ========   ==========

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